UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2012
Date of Report (Date of earliest event reported)

Commission File No. 000-32037

GENESIS GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0108171
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2500 North Military Trail, Suite 275, Boca Raton, FL 33431
(Address of principal executive offices, Zip Code)

(561) 988-1988
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02    Unregistered Sales of Equity Securities.

On November 30, 2012, ADEX Corporation (“ADEX”), a wholly owned subsidiary of Genesis Group Holdings, Inc. (“Genesis”), entered into an Equity Purchase Agreement (the “Agreement”) with Environmental Remediation and Financial Services LLC, a New Jersey limited liability company (“ERFS”), and Mark Vigneri, sole member of ERFS. Under the terms of the Agreement, ADEX will acquire the outstanding membership interests in ERFS in exchange for shares of Series I Preferred Stock of Genesis (“Series I Preferred”).

A Certificate of Designation, Preferences, and Rights of Series I Preferred Stock of Genesis Group Holdings, Inc. (“Series I Certificate of Designation”) designating 4,500 shares of Series I Preferred is expected to be filed with the Delaware Secretary of State on or around December 6, 2012.

Under the terms of the Series I Certificate of Designation, the holders of Series I Preferred will have the right, beginning on the earlier of (i) 30 days after the closing of an underwritten public offering of shares of Genesis’s common stock (the “Common Stock”) pursuant to an S-1 Registration Statement which has been filed with and declared effective by the U.S. Securities and Exchange Commission (the “S-1 Closing Date”) and (ii) 120 days after issuance, to convert into a number of shares of Common Stock equal to $1,000 per share of Series I Preferred (subject to adjustment for subdivisions or combinations of the Series I Preferred) (the “Liquidation Value”) divided by the Conversion Price (as adjusted for stock splits, stock dividends, recapitalizations and the like). The Conversion Price shall be (i) if the Common Stock is then traded on a national securities exchange or over-the-counter, the average of the last reported sale price of the Common Stock for each of the three trading days prior to the date of conversion (or, if there is no such reported last sale price, the last reported bid price on such date) and (ii) if the Common Stock is not then traded on a national securities exchange or over-the-counter, the fair market value of a share of Common Stock on the date of conversion as determined in good faith by the Board of Directors of Genesis.

Subject to the terms of the Series I Certificate of Designation, the holders of Series I Preferred may request that Genesis redeem shares of Series I Preferred at a price per share equal to the Liquidation Value beginning 30 days after the S-1 Closing Date. The total aggregate amount Genesis is obligated to pay to redeem Series I Preferred is $750,000.  After this aggregate amount has been paid, any remaining outstanding shares of Series I Preferred shall not be redeemable.

Upon a sale, liquidation, dissolution or winding up of Genesis, the holders of Series I Preferred will be entitled to the Liquidation Value after distribution to shares of Genesis capital stock with a senior liquidation preference.

The form of the Series I Certificate of Designation is filed as Exhibit 3.1 hereto, and the above description of the material terms of the Series I Preferred are qualified in their entirety by the Series I Certificate of Designation.

Genesis expects to issue up to an aggregate of 4,500 shares of Series I Preferred under the Agreement. The issuance of the Series I Preferred pursuant to the Agreement is expected to be exempt from registration in reliance on an exemption provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) as a transaction by Genesis not involving a public offering.  Neither the Series I Preferred nor the underlying common stock issuable upon conversion of the Series I Preferred have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 3.03     Material Modification to Rights of Security Holders.

The information provided under Item 3.02 in this Current Report on Form 8-K regarding the Series I Preferred is incorporated by reference into this Item 3.03.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of Certain Officers.

On December 4, 2012, Dan Sullivan resigned as a member of the Genesis Board of Directors.

On December 4, 2012, the Board of Directors of Genesis appointed Mark Durfee and Neal Oristano as members of the Board of Directors (the “Board”), effective December 4, 2012, to fill two vacancies on the Board. Genesis currently anticipates that Mr. Durfee and Mr. Oristano will serve on Genesis’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, when those committees are formed.  Genesis anticipates entering into Indemnification Agreements with Mr. Durfee and Mr. Oristano. It is also anticipated that Mr. Durfee and Mr. Oristano will be compensated in accordance with Genesis’s compensation policy for non-employee directors.

Item 9.01     Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit Number	Description

3.1	Series I Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2012

GENESIS GROUP HOLDINGS, INC.

By:	/s/ Mark Munro
Name: Mark Munro Title:Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Series I Certificate of Designation